Exhibit 12.1

Protective Life Insurance Company

                                                                                                              Year Ended December 31
                                                                                      -------------------------------------------------------------------------

                                                           9/30/2003    9/30/2002          2002            2001           2000           1999           1998
                                                           ---------    ---------          ----            ----           ----           ----           ----

Computation of Ratio of Consolidated Earnings
 to Fixed Charges Before Interest Credited
 on Investment Products

Income from Continuing Operations before Income Tax          $243,858    $196,662     $  241,623      $  213,958       $174,622       $186,613       $171,461
Add Interest Expense                                            3,728       3,808          5,019           4,633          6,400          7,000          9,836
                                                             --------------------     -------------------------------------------------------------------------
Earnings before Interest and Taxes                           $247,586    $200,470     $  246,642      $  218,591       $181,022       $193,613       $181,297

Earnings before Interest and Taxes Divided
 by Interest Expense                                             66.4        52.6           49.1            47.2           28.3           27.7           18.4

Computation of Ratio of Consolidated Earnings
 to Fixed Charges

Income from Continuing Operations before Income Tax          $243,858    $196,662     $  241,623      $  213,958       $174,622       $186,613       $171,461
Add Interest Expense                                            3,728       3,808          5,019           4,633          6,400          7,000          9,836
Add Interest Credited on Investment Products                  494,054     742,426        900,930         944,098        766,004        331,746        352,721
                                                             --------------------     ------------------------------------------------------------------------
Earnings before Interest, Interest Credited on
 Investment Products and Taxes                               $741,640    $942,896     $1,147,572      $1,162,689       $947,026       $525,359       $534,018

Earnings before Interest, Interest Credited on
 Investment Products and Taxes Divided by Interest
 Expense and Interest Credited on Investment Products            1.5         1.3             1.3             1.2           1.2             1.6            1.5